Exhibit 15.1

August 1, 2019

To the Board of Directors and Stockholders of Freeport-McMoRan Inc:

We are aware of the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-226675) and related Prospectus of Freeport-McMoRan Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, units, and the related guarantees of Freeport-McMoRan Oil & Gas LLC of our report dated May 7, 2019 relating to the unaudited consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Form 10-Q for the quarter ended March 31, 2019.

/s/ Ernst & Young LLP

Phoenix, Arizona

August 1, 2019